EXHIBIT 5

AMENDMENT TO THE COOPERATION AGREEMENT

THIS AMENDMENT TO THE COOPERATION AGREEMENT (this “Amendment”), dated May 28, 2019 and effective as of May 22, 2019, is by and among SoftVest Advisors, LLC, Horizon Kinetics LLC, Tessler Family Limited Partnership, and ART-FGT Family Partners Limited (collectively, the “Parties” and each, a “Party”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Cooperation Agreement, dated March 15, 2019 (the “Agreement”);

WHEREAS, in accordance with Section 9(b) of the Agreement, the parties wish to amend certain terms of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Section 7 of the Agreement is hereby deleted and replaced with the following:

Termination. This Agreement will automatically terminate upon resolution of the lawsuit filed by the Trust on May 21, 2019 (as may be amended from time to time) in the United States District Court for the Northern District of Texas against Eric L. Oliver, unless earlier terminated by the mutual written agreement of the Parties.  Sections 5, 6(d), 7, 8 and 9 shall survive any termination of this Agreement.

2. This Amendment (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party (or, with respect to a waiver, the Party against whom such waiver is asserted), (iii) may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, (iv) together with the Agreement represents the entire agreement between the Parties with respect to the subject matter of the Agreement and this Amendment and (v) is not intended to be enforceable by any person who is not a party to this Amendment.

The Parties have caused this Amendment to be executed as of the day and year first above written.

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen
	Name:	Jay Kesslen
	Title:	General Counsel

SOFTVEST ADVISORS, LLC

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President

ART-FGT FAMILY PARTNERS LIMITED

By:	TESSLER FMC LLC, its general partner

By:	/s/ Andrea Tessler
	Name:	Andrea Tessler
	Title:	Manager

TESSLER FAMILY LIMITED PARTNERSHIP

By:	APRES VOUS LLC, its general partner

By:	/s/ Andrea Tessler
	Name:	Andrea Tessler
	Title:	Manager